Exhibit 10.2
CONSULTING AGREEMENT.
THIS CONSULTING AGREEMENT (the “Agreement”) is made effective this 8th day of August, 2007, between Randolph K. Geissler, whose address is 410 Brookwood Dr., Hudson, WI 54016, (the “Consultant”), and VeriChip Corporation, a Delaware corporation, whose principal place of business is located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445 (the “Company”).
WHEREAS, the Company is in need of assistance in connection with identifying business opportunities with respect to growing the Company;
WHEREAS, the Consultant possesses considerable industry knowledge and experience that is valuable to the Company; and
WHEREAS, the Consultant has agreed to perform consulting work for the Company with respect to identifying, contacting, and introducing potential strategic partners to the Company, identifying potential medical device merger and/or acquisition opportunities for the Company to consider, and participating on a committee established to develop the glucose sensing chip (collectively, the “Services”).
NOW, THEREFORE, the parties hereby agree as follows:
ARTICLE 1 — SCOPE OF WORK.
1.1 Services — The Company shall engage the Consultant to provide the Services related to the human implantable RFID business on the terms and conditions that follow.
1.2 Time and Availability — The Consultant shall perform the Services and provide advice and analysis with respect to the Services as the Company may reasonably require. The Services shall be performed at such place or places as the Consultant deems reasonable giving due regard to the needs of the Company’s business. Consultant shall devote such of his time and business efforts to the performance of the Services as Consultant deems reasonable and necessary to discharge his responsibilities and obligations hereunder.
1.3 Confidentiality — In order for the Consultant to perform the Services, it may be necessary for the Company to provide the Consultant with Confidential Information (as defined below) regarding the Company’s business and products. The Consultant agrees to be bound by the terms of Article 5 hereof.
1.4 Standard of Conduct — In rendering the Services under this Agreement, the Consultant shall conform to high professional standards of work and business ethics. The Consultant shall not use time, materials, or equipment of the Company without the prior written consent of the Company.

1.5 Outside Services — The Consultant shall not use the service of any other person, entity or organization in the performance of the Consultant’s duties without the prior written consent of the Company. Should the Company consent to the use by the Consultant of the services of any other person, entity or organization, no information regarding the Services to be performed under this Agreement shall be disclosed to that person, entity or organization until such person, entity or organization has executed an agreement to protect the confidentiality of the Company’s Confidential Information (as defined below) and the Company’s absolute and complete ownership of all right, title and interest in the work performed under this Agreement.
1.6 Reports — The Consultant shall, periodically and when specifically requested by the Company, provide the Company with written reports of his observations and conclusions regarding the Services. Upon the termination of this Agreement, the Consultant shall, upon the request of Company, prepare a final report of the Consultant’s activities.
ARTICLE 2 — INDEPENDENT CONTRACTOR.
2.1 Independent Contractor — The Consultant is an independent contractor and is not an employee, partner, or co-venturer of, or in any other service relationship with, the Company. The Consultant is not authorized to speak for, represent, or obligate the Company in any manner without the prior express written authorization from an officer of the Company.
2.2 Defense and Indemnification
(a) The Company agrees, at its sole expense, to defend the Consultant against, and to indemnify and hold the Consultant harmless from, any claims or suits by a third party against the Consultant’s acts or omissions or any liabilities or judgments based thereon, arising form the Consultant’s performance of the Services at the Company’s direction under this Agreement.
(b) The Consultant agrees to indemnify, defend and hold harmless the Company, its directors, officers, employees and agents with respect to claim, demand, cause of action, debt or liability, including reasonable attorneys’ fees, to the extent that such an action arises out of the negligence or misconduct of the Consultant.
2.3 Taxes — The Consultant shall be responsible for all taxes arising from compensation as per Section 3.1 below under this Agreement, and shall be responsible for all payroll taxes and fringe benefits of the Consultant’s employees. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on behalf of the Consultant or its employees. The Consultant understands that it is required to pay, according to law, the Consultant’s taxes and the Consultant shall, when requested by the Company, properly document to the Company that any and all federal and state taxes have been paid. All reimbursements as per Section 3.2 are not and shall not be reported to the IRS as taxable income.
2.4 Benefits — The Consultant and the Consultant’s employees will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other fringe benefit plan, of the Company. No workers’ compensation insurance shall be obtained by the Company covering the Consultant or the Consultant’s employees.

ARTICLE 3 — COMPENSATION FOR CONSULTING SERVICES.
3.1 Compensation — In consideration of Consultant performing the Services, the Consultant shall be granted 107,000 (one hundred seven thousand) shares of the Company’s common stock (the “Shares”) pursuant to any combination of the Company’s 2005 Flexible Stock Plan and/or the 2007 Stock Incentive Plan, at the Company’s discretion. The Company shall issue the Shares to the Consultant as soon as administratively practicable following the effective date of this Agreement. The Consultant shall not be entitled to any other compensation by the Company for any services rendered by the Consultant without the express written approval of the Company.
3.2 Reimbursement — The Company agrees to reimburse the Consultant for all actual reasonable and necessary expenditures, which are directly related to the Services. Expenses will only be reimbursed if the Company had given prior approval of the expenditure. Expenses incurred by the Consultant will be reimbursed by the Company within thirty (30) days of the Consultant’s proper written request for reimbursement which includes all proper documentation.
ARTICLE 4 — TERM AND TERMINATION.
4.1 Term — This Agreement shall be effective as of August 6, 2007, and shall continue in full force and effect for 12 consecutive months. The Company and the Consultant may negotiate to extend the term of this Agreement and the terms and conditions under which the relationship shall continue. The Company may cancel this agreement on thirty (30) days notice to Consultant, as per section 9.9 below.
4.2 Termination — The Company may immediately terminate this Agreement for “Cause,” after giving the Consultant written notice of the reason. Cause means: (1) the Consultant has breached the provisions of Article 5 or 7 of this Agreement in any respect; (2) the Consultant has breached any other provision of this Agreement and the breach continues for 15 days following receipt of a notice from the Company; (3) the Consultant has committed fraud, a misappropriation or embezzlement in connection with the Company’ s business or the Consultant’s Services; (4) the Consultant has been convicted of a felony, or (5) the Consultant’s use of narcotics, liquor or illicit drugs has a detrimental effect on the performance of her employment responsibilities, as determined by the Company.
4.3 Responsibility upon Termination — Any equipment provided by the Company to the Consultant in connection with or furtherance of Consultant’s Services under this Agreement, including, but not limited to, computers, laptops, and personal management tools, shall, immediately upon the termination of this Agreement, be returned to the Company.
4.4 Survival — The provisions of Articles 5, 6, 7 and 8 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

ARTICLE 5 — CONFIDENTIAL INFORMATION.
5.1 Obligation of Confidentiality — In performing the Services under this Agreement, the Consultant may be exposed to and will be required to use certain “Confidential Information” (as hereinafter defined) of the Company. The Consultant agrees that the Consultant will not and the Consultant’s employees, agents or representatives will not, use, directly or indirectly, such Confidential Information for any purpose other than providing the Services and will not use for the benefit of any person, entity or organization other than the Company, or disclose such Confidential Information without the written authorization of the Company, either during or after the term of this Agreement, for as long as such information retains the characteristics of Confidential Information.
5.2 Definition — “Confidential Information” means information, not generally known, and proprietary to the Company or to a third party for whom the Company is performing work, including, without limitation, information concerning any patents or trade secrets, confidential or secret designs, processes, formulae, source codes, plans, devices or material, research and development, proprietary software, analysis, techniques, materials or designs (whether or not patented or patentable), directly or indirectly useful in any aspect of the business of the Company, any vendor names, customer and supplier lists, databases, management systems and sales and marketing plans of the Company, any confidential secret development or research work of the Company, or any other confidential information or proprietary aspects of the business of the Company. All information which Consultant acquires or becomes acquainted with during the period of this Agreement, whether developed by Consultant or by others, which Consultant has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information. Confidential Information does not include information that (i) is or later becomes available to the public through no breach of this Agreement by the recipient; (ii) is obtained by the recipient from a third party who had the legal right to disclose the information to the recipient; (iii) is already in the possession of the recipient on the date this Agreement becomes effective; or (iv) is required to be disclosed by law, government regulation, or court order.
5.3 Property of the Company — The Consultant agrees that all plans, manuals and specific materials developed by the Consultant on behalf of the Company in connection with the Services rendered under this Agreement, are and shall remain the exclusive property of the Company. Promptly upon the expiration or termination of this Agreement, or upon the request of the Company, the Consultant shall return to the Company all documents and tangible items, including samples, provided to Consultant or created by Consultant for use in connection with services to be rendered hereunder, including without limitation all Confidential Information, together with all copies and abstracts thereof. This clause shall not apply to services performed by the President of the Consultant related to Receptors LLC. In the event of a conflict, property developed that is related to an agreement with Receptors LLC shall be governed first by any agreement between the Company and Receptors LLC, and if no such agreement exists, by this Agreement.

5.4 Intellectual Property — Title to all inventions and discoveries made by the Consultant resulting from the work performed hereunder shall reside in the Company as related to the human RFID implantable products and business; title to all inventions and discoveries made by the Company resulting from the research performed hereunder shall reside in the Company; title to all inventions and discoveries made jointly by the Consultant and Company resulting from the consultancy hereunder shall reside with the Company solely. The Consultant reserves the right to give notice to the Company and use, apply and profit from the above if the Company elects not to use or put into practice or outside the store fixture industry. Title to all inventions and discoveries made by the Consultant prior to this agreement shall reside with the Consultant.
ARTICLE 6 —DATA.
6.1 Data — All drawings, models, designs, formulas, methods, documents and tangible items prepared for and submitted to the Company by the Consultant in connection with the services rendered under this Agreement shall belong exclusively to the Company and shall be deemed to be works made for hire (the “Deliverable Items”). To the extent that any of the Deliverable Items may not, by operation of law, be works made for hire, the Consultant hereby assigns to the Company the ownership of copyright or mask work in the Deliverable Items, and the Company shall have the right to obtain and hold in its own name any trademark, copyright, or mask work registration, and any other registrations and similar protection which may be available in the Deliverable Items. The Consultant agrees to give the Company or its designees all assistance reasonably required to perfect such rights.
ARTICLE 7 — CONFLICT OF INTEREST AND NON— SOLICITATION.
7.1 Conflict of Interest — The Consultant covenants and agrees not to consult or provide any services in any manner or capacity to a direct competitor of the Company during the duration of this Agreement unless express written authorization to do so is given by the Company. A direct competitor of the Company for purposes of this Agreement is defined as any individual, partnership, corporation and/or other business entity that engages in the business of the Company.
7.2 Non-Solicitation — The Consultant covenants and agrees that during the term of this Agreement, the Consultant will not, directly or indirectly, through an existing corporation, unincorporated business, affiliated party, successor employer, or otherwise, solicit, hire for employment or work with, on a part-time, consulting, advising or any other basis, other than on behalf of the Company, any customer or client of, or any employee or independent contractor employed by, the Company while the Consultant is performing the Services for the Company.

ARTICLE 8 — RIGHT TO INJUNCTIVE RELIEF.
The Consultant acknowledges that the terms of Articles 5, 6, and 7 of this Agreement are reasonably necessary to protect the legitimate interests of the Company, are reasonable in scope and duration, and are not unduly restrictive. The Consultant further acknowledges that a breach of any of the terms of Articles 5, 6, or 7 of this Agreement will render irreparable harm to the Company, and that a remedy at law for breach of the Agreement is inadequate, and that the Company shall therefore be entitled to seek any and all equitable relief, including, but not limited to, injunctive relief, and to any other remedy that may be available under any applicable law or agreement between the parties. The Consultant acknowledges that an award of damages to the Company does not preclude a court from ordering injunctive relief. Both damages and injunctive relief shall be proper modes of relief and are not to be considered as alternative remedies.
ARTICLE 9 — GENERAL PROVISIONS.
9.1 Construction of Terms — If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.
9.2 Governing Law — This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Florida.
9.3 Complete Agreement — This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.
9.4 Jurisdiction and Venue — The parties acknowledge that all of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in the State of Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in the state or federal courts of record of the State of Florida in Palm Beach County; (b) consents to the jurisdiction of each such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.
9.5 Modification — No modification, termination or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.
9.6 Waiver of Breach — The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

9.7 Successors and Assigns — This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that the Agreement shall be assignable by the Company without the Consultant’s consent in the event the Company is acquired by or merged into another corporation or business entity.
The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns.
9.8 No Conflict — The Consultant warrants that the Consultant has not previously assumed any obligations inconsistent with those undertaken by the Consultant under this Agreement.
9.9 Notices — Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth above.
9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement via facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.
VeriChip Corporation
By: /s/ William J. Caragol
Name: William J. Caragol
Title: President and Chief Financial Officer
/s/ Randolph K. Geissler
Randolph K. Geissler